Exhibit 99.1

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust to Sell 108 Properties for $969 Million

Malvern, PA — July 25, 2016 - Consistent with the company’s publicly-stated intent to sell approximately $1 billion of non-core suburban properties in 2016, Liberty Property Trust (NYSE:LPT) today announced that it has entered into an agreement to sell to Workspace Property Trust in concert with its strategic partner, Safanad Limited, for $969 million, 108 properties totaling approximately 7.6 million square feet of leasable space in five markets and approximately 26.7 acres of land in two markets. The properties were 88.9% leased at June 30, 2016.  While there are limited conditions to closing, such as the occurrence of a breach by the company that results in a material adverse change in the aggregate value of the properties being sold, the agreement is not subject to due diligence or financing contingencies and the sale is expected to close late in the third quarter of 2016.

The sale portfolio consists of assets in the following markets and property types:

City	# of buildings	Industrial - Distribution	Industrial - Flex	Office	Total	Land (Acres)

Arizona	14	—	—	1,078,652	1,078,652	18.1
Florida (South)	11	—	—	1,136,020	1,136,020	8.6
Florida (Tampa)	34	—	1,115,205	684,363	1,799,568	—
Minnesota	19	—	567,628	921,204	1,488,832	—
Pennsylvania	30	406,678	438,243	1,230,843	2,075,764	—

TOTAL	108	406,678	2,121,076	5,051,082	7,578,836	26.7

A comprehensive list of assets included in this transaction is available at www.libertyproperty.com under news releases.

About Liberty Property Trust

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 104 million square foot portfolio includes 684 properties which provide office, distribution and light manufacturing facilities to 1,600 tenants.

Forward Looking Statement

The statements in this release, as well as information included in oral statements, contain statements that are or will be forward-looking, such as statements relating to, among others, the consummation of the sales described herein, the impact of the sales on our portfolio and business and ability to create future value in our portfolio. These forward-looking statements generally are accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “proposed,” “planned,” “outlook” and “goal” or similar expressions. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the company can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve important risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of the company. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. These risks, uncertainties and other factors include, without limitation, uncertainties affecting real estate business generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to the integration of the operations of entities that we have acquired or may acquire, risks relating to financing arrangements and sales of securities, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the company and sensitivity of the company’s operations and financing arrangements to fluctuations in interest rates), dependence on the primary markets in which the company’s properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT, risks relating to litigation, and the potential adverse impact of market interest rates on the market price for the company’s securities.

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